Exhibit 99.1

FOR IMMEDIATE RELEASE
ROYAL CARIBBEAN GROUP REPORTS SECOND QUARTER EARNINGS AND INCREASES FULL YEAR GUIDANCE ON CONTINUED REVENUE ACCELERATION

MIAMI – July 27, 2023 – Royal Caribbean Group (NYSE: RCL) today reported second quarter Earnings per Share of $1.70 and Adjusted Earnings per Share of $1.82. These results were significantly better than the company's guidance due to stronger pricing on closer-in demand and further strength in onboard revenue. As a result of the accelerating demand environment for its vacation experiences, the company is increasing its 2023 Adjusted Earnings per Share guidance by 33% to $6.00 – $6.20.

"Our brands continue to fire on all cylinders, resulting in record yields and second quarter earnings significantly exceeding our expectations,” said Jason Liberty, president and CEO, Royal Caribbean Group. “Demand for cruising and our brands is exceptionally strong and we have seen another step change in booking volumes and pricing, leading us to now expect double-digit net yield growth for the full year. We also expect to achieve record Adjusted EBITDA per APCD and Return on Invested Capital this year and are well on our way toward achieving our Trifecta goals.”

Key Highlights
Strong ticket pricing from both North America and Europe itineraries, combined with strength in onboard revenue, led to better-than-expected revenues in the second quarter and the significant increase in the company's full year outlook for revenue and earnings.

Second Quarter 2023:
•Gross Margin Yields increased 13.1% As-Reported, and Net Yields increased 12.9% in Constant-Currency (12.6% As-Reported), both compared to the second quarter of 2019.

•Gross Cruise Costs per Available Passenger Cruise Day ("APCD") increased 10.9% As-Reported, and Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 9.0% in Constant-Currency (8.6% As-Reported), both compared to the second quarter of 2019. Favorable timing of operating expenses was offset by the increase in stock compensation expense due to the rise in share price and expected financial performance.
•Total revenues were a record $3.5 billion, Net Income was $458.8 million or $1.70 per share, Adjusted Net Income was $491.7 million or $1.82 per share, Adjusted EBITDA was a record $1.2 billion and Operating Cash Flow was $1.4 billion.
Full Year 2023 Outlook:
•Net Yields are expected to increase 11.5% to 12.0% in Constant-Currency and As-Reported, compared to 2019.
•NCC, excluding Fuel, per APCD is expected to be up approximately 7.0% in Constant-Currency (6.7% As-Reported), compared to 2019. The increase in costs, relative to previous guidance, is driven by an increase in stock compensation expense due to the rise in share price and expected financial performance.
•Adjusted Earnings per Share for the full year are expected to be in the range of $6.00 to $6.20 per share.
Third Quarter 2023 Outlook:
•Net Yields are expected to increase 13.5% to 14.0% in Constant-Currency (14.0% to 14.5% As-Reported), compared to the third quarter of 2019.
•NCC, excluding Fuel, per APCD is expected to increase approximately 11.2% in Constant-Currency and As-Reported, compared to third quarter 2019. Approximately half of the cost increase compared to 2019 is related to structural costs, timing shift of operating expenses from the second quarter, and increase in stock compensation expense.
•Adjusted Earnings per Share for the third quarter are expected to be in the range of $3.38 to $3.48 per share.

Second Quarter 2023
The company reported Net Income for the second quarter of $458.8 million or $1.70 per share compared to Net Loss of $(0.5) billion or $(2.05) per share for the same period in the prior year. The company also reported Adjusted Net Income of $491.7 million or $1.82 per share for the second quarter compared to Adjusted Net Loss of $(0.5) billion or $(2.08) per share for the same period in the prior year.

Second quarter revenue significantly exceeded the company's guidance due to higher pricing and higher shipboard revenue across the company's key itineraries, including the Caribbean and Europe. Load factor for the second quarter was 105%.

Gross Cruise Costs per APCD increased 10.9% As-Reported, compared to 2019. NCC, excluding Fuel, per APCD increased 8.6% As-Reported and 9.0% in Constant-Currency, compared to 2019. Favorable timing of operating expenses drove NCC lower, however it was offset entirely by an increase in stock compensation expense related costs due to the significant rise in share price and expected financial performance.
Update on Bookings

Booking volumes in the second quarter remained significantly higher than the corresponding period in 2019 and at record pricing levels. Demand for 2023 sailings has significantly exceeded expectations and bookings for 2024 sailings are up significantly versus all prior years at record prices. Demand from the North American consumer has remained incredibly strong throughout the year, and booking volumes from European consumers who are booking European cruises this summer have accelerated.

The further increase in yield expectations for the year is the result of higher pricing and onboard revenue expectations for key itineraries, particularly in North America and Europe. Consumer spending onboard, as well as pre-cruise purchases, continue to significantly exceed 2019 levels driven by greater participation at higher prices.
As of June 30, 2023, the Group’s customer deposit balance was at a record-high $5.7 billion.

Fuel Expense

Bunker pricing net of hedging for the second quarter was $682 per metric ton and consumption was 405,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $275 million of fuel expense in its third quarter guidance at a forecasted consumption of 408,000 metric tons, which is 55% hedged via swaps. Forecasted consumption is 54%, 60% and 40% hedged via swaps for the remainder of 2023, 2024 and 2025, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $573, $509, and $496 for 2023, 2024, and 2025, respectively.

The company provided the following guidance for the third quarter and full year 2023:

FUEL STATISTICS	Third Quarter 2023	Full Year 2023
Fuel Consumption (metric tons)	408,000	1,649,000
Fuel Expenses	Approx. $275 million	Approx. $1,140 million
Percent Hedged (fwd. consumption)	55.0%	54.0%

GUIDANCE	As-Reported	Constant Currency
Third Quarter 2023
Net Yields vs. 2019	14.0% to 14.5%	13.5% to 14.0%
Net Cruise Costs per APCD vs. 2019	approximately 14.8%	approximately 14.7%
Net Cruise Costs per APCD ex. Fuel vs. 2019	approximately 11.2%	approximately 11.2%
Full Year 2023
Net Yields vs. 2019	11.5% to 12.0%	11.5% to 12.0%
Net Cruise Costs per APCD vs. 2019	approximately 11.6%	approximately 11.9%
Net Cruise Costs per APCD ex. Fuel vs. 2019	approximately 6.7%	approximately 7.0%

GUIDANCE	Third Quarter 2023	Full Year 2023
APCDs	12 million	47 million
Capacity change vs. 2019	12.2%	13.5%
Depreciation and amortization	$360 to $370 million	$1,465 to $1,475 million
Net Interest, excluding loss on extinguishment of debt	$295 to $305 million	$1,272 to $1,282 million
Adjusted EPS	$3.38 to $3.48	$6.00 to $6.20

SENSITIVITY	Third Quarter 2023	Full Year 2023
1% Change in Currency	$6 million	$15 million
1% Change in Net Yields	$32 million	$110 million
1% Change in NCC excluding Fuel	$14 million	$56 million
100 basis pt. Change in SOFR	$4 million	$13 million
10% Change in Fuel prices	$27 million	$114 million

Exchange rates used in guidance calculations
GBP	$1.29
AUD	$0.68
CAD	$0.76
EUR	$1.11

Liquidity and Financing Arrangements

As of June 30, 2023, the Group’s liquidity position was $3.7 billion, which includes cash and cash equivalents and undrawn revolving credit facility availability.

During the second quarter, the company generated $1.4 billion in operating cash flow and repaid $1.6 billion of debt, including $392 million of its 11.50% senior secured notes due June 2025. The company settled its 4.25% convertible notes in June by utilizing $338 million of cash on hand and issuing 373,505 shares. In July, the company redeemed, utilizing cash on hand, an additional $300 million of its 11.50% senior secured notes due June 2025.

"Strengthening the balance sheet continues to be a top priority," said Naftali Holtz, chief financial officer, Royal Caribbean Group. "Better than expected financial results and cash flow have allowed us to accelerate reduction in both leverage and debt levels. We expect to continue improving the balance sheet and moving us closer to achieving our Trifecta goal of returning to investment grade metrics."

As of June 30, 2023, the scheduled debt maturities for the remainder of 2023, 2024, 2025, and 2026 were $1.0 billion, $2.0 billion, $3.3 billion, and $2.8 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for full year 2023 are expected to be $4.2 billion. The company took delivery of Silver Nova and expects to take delivery of two additional new ships, Icon of the Seas and Celebrity Ascent, in 2023. All ship orders have committed financing in place. Non-new ship related capital expenditures are expected to be $0.5 billion.

Capacity changes for 2023, 2024, 2025, and 2026 are expected to be 13.5%, 8%, 6%, and 5%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10:00 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's Investor Relations website at www.rclinvestor.com.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 64 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 10 ships on order as of June 30, 2023. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, to: statements regarding revenues, costs and financial results for 2023 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: governmental and self-imposed travel restrictions and guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; an increase in concern about the risk of illness on our ships or when travelling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the impact of foreign currency exchange rates, the impact of higher interest rate and food and fuel prices; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Definitions
Selected Operational and Financial Metrics

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the 2023 and 2022 periods, these items included (i) other (income) expense; (ii) gain on sale of controlling interest; (iii) recovery of losses from one of our equity method investees; (iv) impairment and credit losses (recoveries); and (v) restructuring charges and other initiative expenses.

Adjusted Earnings (Loss) per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on the extinguishment of debt; (ii) gain on sale of controlling interest; (iii) tax on the sale of PortMiami noncontrolling interest; (iv) Silver Whisper deferred tax liability release; (v) recovery of losses from one of our equity method investees; (vi) impairment and credit losses (recoveries); (vii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; and (viii) restructuring charges and other initiative expenses.

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. For the 2023 periods presented, we calculate "Constant Currency" by applying the average 2019 period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax benefit or expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Occupancy ("Load Factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. For the 2023 and 2019 periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) the gain on sale of controlling interest; (ii) impairment and credit losses (recoveries); (iii) restructuring charges and other initiative expenses; (iv) incidental costs related to the Oasis of the Seas incident included within cruise operating expenses; and (v) the transaction costs related to the Silversea Cruises acquisition. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating expenses, and depreciation and amortization. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Adjusted Operating Income (Loss) is a non-GAAP measure that represents operating income (loss) including income (loss) from equity investments and income taxes but excluding certain items that we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Return on Invested Capital ("ROIC") represents Adjusted Operating Income (Loss) divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC is also used as a key metric in our long-term incentive compensation program for our executive officers.

Trifecta refers to the multi-year Adjusted EBITDA per APCD, Adjusted EPS and ROIC goals we publicly announced in November 2022 and are seeking to achieve by the end of 2025. We designed this program to help us better execute and achieve our business goals by clearly articulating longer-term financial objectives. Under the Trifecta Program, we are targeting Adjusted EBITDA per APCD of at least $100, Adjusted EPS of at least $10, and ROIC of 13% or higher by the end of 2025.

For additional information see “Adjusted Measures of Financial Performance” below.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Passenger ticket revenues	$2,443,506	$1,418,203	$4,340,022	$2,070,061
Onboard and other revenues	1,079,476	766,039	2,068,106	1,173,412
Total revenues	3,522,982	2,184,242	6,408,128	3,243,473
Cruise operating expenses:
Commissions, transportation and other	516,007	329,859	918,937	480,202
Onboard and other	220,315	155,570	378,950	230,009
Payroll and related	284,372	327,141	594,370	676,759
Food	202,695	155,226	402,086	255,410
Fuel	275,918	275,179	577,431	463,659
Other operating	455,569	436,944	876,007	758,822
Total cruise operating expenses	1,954,876	1,679,919	3,747,781	2,864,861
Marketing, selling and administrative expenses	434,848	371,425	895,703	765,455
Depreciation and amortization expenses	361,677	351,542	721,450	691,009
Operating Income (Loss)	771,581	(218,644)	1,043,194	(1,077,852)
Other income (expense):
Interest income	9,583	6,490	24,391	9,812
Interest expense, net of interest capitalized	(355,512)	(302,706)	(714,899)	(580,365)
Equity investment income (loss)	42,014	(13,179)	62,485	(44,238)
Other (expense) income	(5,386)	6,457	(771)	3,919
	(309,301)	(302,938)	(628,794)	(610,872)
Net Income (Loss)	462,280	(521,582)	414,400	(1,688,724)
Less: Net Income attributable to noncontrolling interest	3,519	—	3,549	—
Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$458,761	$(521,582)	$410,851	$(1,688,724)
Earnings (Loss) per Share:
Basic	$1.79	$(2.05)	$1.61	$(6.63)
Diluted	$1.70	$(2.05)	$1.60	$(6.63)
Weighted-Average Shares Outstanding:
Basic	255,805	254,964	255,636	254,893
Diluted	281,913	254,964	258,741	254,893

Comprehensive Income (Loss)
Net Income (Loss)	$462,280	$(521,582)	$414,400	$(1,688,724)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(3,263)	12,682	(9,809)	20,460
Change in defined benefit plans	(3,785)	15,168	(272)	27,765
Gain (loss) on cash flow derivative hedges	4,988	(84,493)	(26,709)	111,408
Total other comprehensive (loss) income	(2,060)	(56,643)	(36,790)	159,633
Comprehensive Income (Loss)	$460,220	$(578,225)	$377,610	$(1,529,091)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	2019	2023	2022	2019

Passengers Carried	1,900,810	1,340,622	1,663,900	3,707,079	2,075,431	3,197,126
Passenger Cruise Days	12,297,290	8,443,745	11,321,528	23,772,032	12,862,644	21,883,345
APCD	11,708,837	10,295,996	10,437,420	22,942,326	17,988,902	20,298,020
Occupancy	105.0%	82.0%	108.5%	103.6%	71.5%	107.8%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$726,424	$1,935,005
Trade and other receivables, net of allowances of $10,027 and $11,612 at June 30, 2023 and December 31, 2022, respectively	375,357	531,066
Inventories	215,915	224,016
Prepaid expenses and other assets	604,623	455,836
Derivative financial instruments	46,516	59,083
Total current assets	1,968,835	3,205,006
Property and equipment, net	27,935,922	27,546,445
Operating lease right-of-use assets	551,534	537,559
Goodwill	809,250	809,277
Other assets, net of allowances of $62,833 and $71,614 at June 30, 2023 and December 31, 2022, respectively	1,657,807	1,678,074
Total assets	$32,923,348	$33,776,361
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,713,299	$2,087,711
Current portion of operating lease liabilities	81,797	79,760
Accounts payable	692,011	646,727
Accrued expenses and other liabilities	1,391,553	1,459,957
Derivative financial instruments	111,864	131,312
Customer deposits	5,676,341	4,167,997
Total current liabilities	9,666,865	8,573,464
Long-term debt	18,685,633	21,303,480
Long-term operating lease liabilities	537,641	523,006
Other long-term liabilities	492,127	507,599
Total liabilities	29,382,266	30,907,549

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 284,405,911 and 283,257,102 shares issued, June 30, 2023 and December 31, 2022, respectively)	2,844	2,832
Paid-in capital	7,406,818	7,284,852
Accumulated deficit	(1,296,578)	(1,707,429)
Accumulated other comprehensive loss	(680,004)	(643,214)
Treasury stock (28,248,125 and 28,018,385 common shares at cost, June 30, 2023 and December 31, 2022, respectively)	(2,069,432)	(2,068,229)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	3,363,648	2,868,812
Noncontrolling Interests	177,434	—
Total shareholders’ equity	3,541,082	2,868,812
Total liabilities and shareholders’ equity	$32,923,348	$33,776,361

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Six Months Ended June 30,
	2023	2022
Operating Activities
Net Income (Loss)	$414,400	$(1,688,724)
Adjustments:
Depreciation and amortization	721,450	691,009
Net deferred income tax benefit	(6,139)	(9,205)
(Gain) loss on derivative instruments not designated as hedges	(11,675)	87,245
Share-based compensation expense	65,721	10,134
Equity investment (income) loss	(62,485)	44,238
Amortization of debt issuance costs, discounts and premiums	58,144	84,734
Loss on extinguishment of debt	43,518	—
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	131,865	(201,605)
Decrease (increase) in inventories	8,101	(78,884)
Increase in prepaid expenses and other assets	(139,249)	(168,948)
Increase in accounts payable trade	30,287	221,746
(Decrease) increase in accrued liabilities	(62,957)	16,818
Increase in customer deposits	1,508,345	1,007,876
Other, net	1,939	(66,641)
Net cash provided by (used in) operating activities	2,701,265	(50,207)
Investing Activities
Purchases of property and equipment	(1,048,389)	(2,317,747)
Cash received on settlement of derivative financial instruments	17,581	36,073
Cash paid on settlement of derivative financial instruments	(13,960)	(265,047)
Cash received on loans to unconsolidated affiliates	10,939	8,700
Other, net	11,680	10,474
Net cash used in investing activities	(1,022,149)	(2,527,547)
Financing Activities
Debt proceeds	1,208,177	3,831,566
Debt issuance costs	(52,610)	(133,946)
Repayments of debt	(4,249,101)	(1,706,807)
Proceeds from sale of noncontrolling interest	209,320	—
Other, net	(3,928)	(11,050)
Net cash (used in) provided by financing activities	(2,888,142)	1,979,763
Effect of exchange rate changes on cash and cash equivalents	445	(1,574)
Net decrease in cash and cash equivalents	(1,208,581)	(599,565)
Cash and cash equivalents at beginning of period	1,935,005	2,701,770
Cash and cash equivalents at end of period	$726,424	$2,102,205

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Six Months Ended June 30,
	2023	2022
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$560,023	$425,119
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$17,790	$33,189

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields and Net Yields were calculated by dividing Gross Margin and Adjusted Gross Margins by APCD as follows (in thousands, except APCD and Yields):

	Quarter Ended June 30,			Six Months Ended June 30,
	2023	2023 On a Constant Currency Basis	2019	2023	2023 On a Constant Currency Basis	2019
Total revenue	$3,522,982	$—	$2,806,631	$6,408,128	$—	$5,246,398
Less:
Cruise operating expenses	1,954,876	—	1,544,504	3,747,781	—	2,958,208
Depreciation and amortization expenses	361,677	—	311,600	721,450	—	603,885
Gross Margin	1,206,429	1,212,711	950,527	1,938,897	1,961,253	1,684,305
Add:
Payroll and related	284,372	—	265,569	594,370	—	535,101
Food	202,695	—	146,847	402,086	—	286,381
Fuel	275,918	—	181,924	577,431	—	342,095
Other operating	455,569	—	348,801	876,007	—	694,943
Depreciation and amortization expenses	361,677	—	311,600	721,450	—	603,885
Adjusted Gross Margin	$2,786,660	$2,793,884	$2,205,268	$5,110,241	$5,134,584	$4,146,710

APCD	11,708,837	11,708,837	10,437,420	22,942,326	22,942,326	20,298,020
Gross Margin Yields	$103.04	$103.57	$91.07	$84.51	$85.49	$82.98
Net Yields	$238.00	$238.61	$211.28	$222.74	$223.80	$204.29

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended June 30,			Six Months Ended June 30,
	2023	2023 On a Constant Currency Basis	2019	2023	2023 On a Constant Currency Basis	2019
Total cruise operating expenses	$1,954,876	$—	$1,544,504	$3,747,781	$—	$2,958,208
Marketing, selling and administrative expenses	434,848	—	376,874	895,703	—	791,821
Gross Cruise Costs	2,389,724	2,398,663	1,921,378	4,643,484	4,664,368	3,750,029
Less:
Commissions, transportation and other	516,007	—	426,934	918,937	—	790,089
Onboard and other	220,315	—	174,429	378,950	—	309,599
Net Cruise Costs Including Other Costs	1,653,402	—	1,320,015	3,345,597	—	2,650,341
Less:
Gain on sale of controlling interest (1)	—	—	—	(3,130)	—	—
Impairment and credit losses (recoveries) (2)	—	—	—	(6,990)	—	—
Restructuring charges and other initiative expenses	5,288	—	—	5,288	—	—
Incidental costs related to the Oasis of the Seas incident included within cruise operating expenses	—	—	12,026	—	—	12,026
Transaction costs related to Silversea Cruises acquisition (3)	—	—	—	—	—	1,186
Net Cruise Costs	1,648,114	1,653,209	1,307,989	3,350,429	3,363,378	2,637,129
Less:
Fuel (4)	275,918	—	181,228	577,431	—	341,399
Net Cruise Costs Excluding Fuel	$1,372,196	$1,377,292	$1,126,761	$2,772,998	$2,785,947	$2,295,730

APCD	11,708,837	11,708,837	10,437,420	22,942,326	22,942,326	20,298,020
Gross Cruise Costs per APCD	$204.10	$204.86	$184.09	$202.40	$203.31	$184.75
Net Cruise Costs per APCD	$140.76	$141.19	$125.32	$146.04	$146.60	$129.92
Net Cruise Costs Excluding Fuel per APCD	$117.19	$117.63	$107.95	$120.87	$121.43	$113.10

(1) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) Represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) For the quarter and six months ended June 30, 2019, the amount does not include incremental fuel expenses incurred of $0.7 million related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands, except APCD and per APCD data):

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$458,761	$(521,582)	$410,851	$(1,688,724)
Interest income	(9,583)	(6,490)	(24,391)	(9,812)
Interest expense, net of interest capitalized	355,512	302,706	714,899	580,365
Depreciation and amortization expenses	361,677	351,542	721,450	691,009
Income tax expense (benefit) (1)	7,806	(2,025)	(537)	4,553
EBITDA	1,174,173	124,151	1,822,272	(422,609)

Other (income) expense (2)	(2,420)	(4,432)	1,308	(8,472)
Gain on sale of controlling interest (3)	—	—	(3,130)	—
Recovery of losses from one of our equity method investees	(4,228)	—	(4,228)	—
Impairment and credit losses (recoveries) (4)	—	(10,943)	(6,990)	(10,770)
Restructuring charges and other initiative expenses	5,288	902	5,288	1,875
Adjusted EBITDA	$1,172,813	$109,678	$1,814,520	$(439,976)

APCD	11,708,837	10,295,996	22,942,326	17,988,902
Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. per APCD	$39.18	$(50.66)	$17.91	$(93.88)
Adjusted EBITDA per APCD	$100.16	$10.65	$79.09	$(24.46)

(1) These amounts are included in Other (expense) income within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating income or expense. For the periods reported, primarily relates to gains or losses arising from the remeasurement of monetary assets and liabilities denominated in foreign currencies. The amount excludes income tax expense (benefit), included in the EBITDA calculation above.
(3) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(4) Represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands, except APCD and per APCD data):
Year Ended December 31,
2019
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,878,887
Interest income	(26,945)
Interest expense, net of interest capitalized	408,513
Depreciation and amortization expenses	1,245,942
Income tax expense (1)	32,602
EBITDA	3,538,999

Other income (2)	(8,089)
Restructuring charges and other initiatives expenses	13,707
Oasis of the Seas incident, Grand Bahama's Drydock write-off and other incidental expense (3)	35,239
Transaction and integration cost related to the 2018 Silversea acquisition	2,048
Non-controlling interest adjustment (4)	35,965
Adjusted EBITDA	$3,617,869

APCD	41,432,451
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$45.35
Adjusted EBITDA per APCD	$87.32

(1) Included within Other income (expense) in our consolidated statements of comprehensive income (loss).
(2) Excludes income tax expense, included in the EBITDA calculation above.
(3) Amount includes incidental costs, net of insurance recoveries of $14.5 million related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas, which were reported primarily within Other operating expenses in our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019; and $20.7 million regarding the Grand Bahama incident involving one of its drydocks, included in our Equity investment income within our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019.
(4) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest, which noncontrolling interest we acquired on July 9, 2020.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings (Loss) per Share were calculated as follows (in thousands, except shares and per share data):

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$458,761	$(521,582)	$410,851	$(1,688,724)
Loss on extinguishment of debt	30,229	—	43,518	—
Gain on sale of controlling interest (1)	—	—	(3,130)	—
PortMiami tax on sale of noncontrolling interest (2)	—	—	10,020	—
Silver Whisper deferred tax liability release (3)	—	—	(25,784)	—
Recovery of losses from one of our equity method investees	(4,228)	—	(4,228)	—
Impairment and credit losses (recoveries) (4)	—	(10,943)	(6,990)	(10,770)
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (5)	1,623	1,623	3,246	3,246
Restructuring charges and other initiative expenses	5,288	902	5,288	1,875
Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$491,673	$(530,000)	$432,791	$(1,694,373)

Earnings (Loss) per Share - Diluted (6)	$1.70	$(2.05)	$1.60	$(6.63)
Adjusted Earnings (Loss) per Share - Diluted (6)	$1.82	$(2.08)	$1.69	$(6.65)

Weighted-Average Shares Outstanding - Diluted	281,913	254,964	258,741	254,893

(1) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) Represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other (expense) income in our consolidated statements of comprehensive income (loss).
(3) Represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included in Other (expense) income within our consolidated statements of comprehensive income (loss).
(4) Represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(5) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition
(6) Diluted EPS and Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $21.3 million and $4.2 million for the quarter and six months ended June 30, 2023, respectively.